Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Highest Income and Revenue

in Company’s History

2006 Annual Highlights:

•	Annual income from continuing operations of $2.2 billion, or $2.47 per diluted share; excluding restructuring and impairment charges, $2.5 billion, or $2.90, up 75 percent from 2005;

•	Revenues at an all-time record of $30.4 billion, up 19 percent from 2005;

•	Cash from operations second highest in company history, increased 53 percent to more than $2.5 billion;

•	Return on capital at 13.2 percent, up 490 basis points from end of 2005;

•	Debt-to-capital ratio within target range at 30.6 percent;

•	Four of six segments had ATOI gains of 50 percent or more;

•	Continued progress executing upstream and downstream growth projects, and managing portfolio.

4th Quarter 2006 Highlights:

•	Income from continuing operations of $258 million, or $0.29; excluding restructuring and impairment charges, $644 million, or $0.74, up 179 percent from year-ago quarter and 20 percent sequentially;

•	Revenues of $7.8 billion in the quarter;

•	$1.3 billion of cash from operations, up 28 percent from a year ago and 78 percent sequentially;

•	COGS as a percent of revenue decreased 60 basis points from sequential quarter to 78.2 percent.

NEW YORK—January 9, 2007 – Alcoa (NYSE: AA) today announced the best full year results in the company’s 118-year history. Annual income from continuing operations was $2.2 billion, or $2.47 per diluted share for 2006. After excluding the impact of previously announced restructuring and impairment charges, income from continuing operations was $2.5 billion, or $2.90, a 75 percent increase from 2005. Driven by higher metal prices and strong demand for aluminum in the aerospace, commercial transportation and commercial building markets, revenues for 2006 increased 19 percent to a record $30.4 billion.

“This year, top and bottom-line performance has been the best in our company’s history,” said Alain Belda, Alcoa Chairman and CEO. “Revenues and income from continuing operations achieved record levels.

“Our management team took full advantage of the opportunities the market offered, driving revenue, mitigating costs, bringing new products and innovation to the market, expanding our global footprint and growing our customer base,” said Belda. “We did this while continuing to invest in modernizing our existing plants and building new operations that will enable us to deliver strong results for years to come. We are delivering results now and investing in our future.

“As we enter 2007, market fundamentals remain strong. We will generate more than enough cash this year to fund our capital investment programs. We will continue to deliver strong results, invest in our future, and keep a strong balance sheet,” said Belda. “And, we continue to manage our investment decisions and portfolio actions on the basis of contribution to profitable growth.”

Fourth quarter income from continuing operations was $258 million, or $0.29, or $644 million, or $0.74, excluding restructuring and impairment charges. This was a 179 percent increase from the fourth quarter of 2005, and a 20 percent increase from the third quarter of 2006. In the fourth quarter, the company announced charges related to restructuring and the formation of a new joint venture for its soft alloy extrusion business and re-positioning of its downstream operations.

Net income for the fourth quarter 2006 was $359 million, or $0.41, including after-tax charges of $386 million, or $0.44, for the restructuring and impairment. This compares to $224 million, or $0.26, in the year ago quarter, and $537 million, or $0.61, in the third quarter of 2006. The gain on the sale of the Home Exteriors business in discontinued operations is included in the net income results.

Fourth quarter revenues increased 20 percent from a year ago to $7.8 billion. Cost of goods sold as a percent of revenue in the quarter decreased 60 basis points from the sequential quarter to 78.2 percent.

Taxes for the quarter were favorably impacted by the restructuring and impairment charges, one-time tax items totaling $69 million, or $0.08, and a lower annual operational rate as a result of income being earned in lower tax cost jurisdictions.

Cash Generation and Growth

Cash from operations in the fourth quarter 2006 was $1.3 billion, helping lower the company’s debt-to-capital ratio to 30.6 percent at year end, down from 32.8 percent in the third quarter. Debt-to-capital includes the impact of recording the unfunded OPEB/Pension liabilities required by FAS 87 and FAS 158 (which took effect at the end of the year) of $787 million. For the year, cash from operations was more than $2.5 billion, which was a 53 percent improvement from 2005 and the second best performance in company history.

As a result of management actions, the company’s return on capital at the end of the fourth quarter increased to 13.2 percent, up 490 basis points from the end of 2005. After excluding growth projects, the company’s return on capital for the year was 16.2 percent.

During 2006, the company’s primary products group completed a growth expansion at its Pinjarra alumina refinery in Australia (approximately 660,000 new tons), and will finish a smaller expansion at its refinery in Jamaica early this year (approximately 150,000 new tons). The expansion of the smelter at Sao Luis, Brazil was completed in March of 2006 (approximately 60,000 new tons), and a refinery expansion at Sao Luis (more than 1.1 million new tons for Alcoa) along with development of the new Juruti bauxite mine will be completed by late 2008. The Alcoa Fjardaal aluminum smelter in Iceland (344,000 new tons) is on-target to produce metal in the second quarter, with full production expected by the end of the year.

The flat-rolled products business is investing in expansion projects at Bohai and Kunshan in China, its Belaya Kalitva and Samara plants in Russia are expanding production, and US and European plants are making improvements to mix, quality and productivity. The engineered solutions business expanded its fastening operations with two new facilities in China, and made investments to ramp up production in aerospace castings. The packaging and consumer business opened a new facility in Bulgaria serving the consumer products market.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina — After-tax operating income (“ATOI”) was $259 million, down $12 million from the previous quarter, but up 42% from the year-ago quarter. Production was down 3% sequentially with the continued Pinjarra ramp-up offset by a power outage in Pinjarra and reduction of production at Pt. Comfort. The quarter also experienced a negative impact from a stronger Australian dollar.

Primary — ATOI was $480 million, up $134 million or 39% from the prior quarter and up 98% from the year-ago quarter. The ATOI increase resulted from higher LME prices and volumes offset by Iceland smelter start-up costs and higher carbon and pitch costs. Third-party realized prices increased $146 per ton, or 6 percent, to $2,766 per ton. Primary metal production for the quarter was 908 kmt, up 13 kmt sequentially. The company purchased approximately 100 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat-Rolled Products — ATOI for the segment was $62 million, up 29 percent from the prior quarter and flat from the year-ago quarter. The increase was primarily due to a favorable aerospace mix, recovery from the third quarter 2006 mill outages and tax benefits, offset by Swansea shutdown costs.

Extruded and End Products — ATOI was $27 million, up 69 percent from the prior quarter. A favorable mix in the hard alloy extrusion business and tax benefits were the main reasons for the improvement. ATOI increased $29 million compared to the year-ago quarter.

Engineered Solutions — ATOI of $73 million was a slight decline from the prior quarter but a 55 percent increase over the year-ago quarter. The negative impacts of the work stoppage at the Cleveland facility and the declining automotive market were offset by tax benefits.

Packaging & Consumer — ATOI increased $2 million from the prior quarter and $6 million, or 30 percent, over the year-ago quarter. Seasonal strength in the Consumer business was offset by the typical seasonal decline in the Closures business as well as higher metal costs in the packaging businesses.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “Restructuring and other charges” and “Discontinued operations” line items. “Restructuring and other charges” records the after-tax impact of the previously announced restructuring charges including the impairment charges related to the formation of a joint venture for the company’s soft alloy extrusion business. “Discontinued operations” includes the gain on the sale of the Home Exteriors business.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 9th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 124,000 employees in 44 countries and has been named one of the top three most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from increased energy and raw materials costs, or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005, Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2005 (a)	September 30, 2006	December 31, 2006
Sales	$6,536	$7,631	$7,840

Cost of goods sold (exclusive of expenses below)	5,338	6,015	6,132
Selling, general administrative, and other expenses	348	326	367
Research and development expenses	49	53	63
Provision for depreciation, depletion, and amortization	315	325	325
Restructuring and other charges	26	(3)	554
Interest expense	78	101	93
Other income, net	(5)	(48)	(49)

Total costs and expenses	6,149	6,769	7,485

Income from continuing operations before taxes on income	387	862	355
Provision (benefit) for taxes on income	94	213	(1)

Income from continuing operations before minority interests’ share	293	649	356
Less: Minority interests’ share	80	109	98

Income from continuing operations	213	540	258

Income (loss) from discontinued operations	13	(3)	101

Cumulative effect of accounting change	(2)	—	—

NET INCOME	$224	$537	$359

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.24	$.62	$.30
Income from discontinued operations	.02	—	.11
Cumulative effect of accounting change	—	—	—

Net income	$.26	$.62	$.41

Diluted:
Income from continuing operations	$.24	$.62	$.29
Income (loss) from discontinued operations	.02	(.01)	.12
Cumulative effect of accounting change	—	—	—

Net income	$.26	$.61	$.41

Average number of shares used to compute:
Basic earnings per common share	871,135,611	867,589,707	867,331,378
Diluted earnings per common share	874,617,798	873,494,404	873,059,079

Shipments of aluminum products (metric tons)	1,379,000	1,396,000	1,399,000

(a)	Prior periods’ financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations in 2006.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2005 (a)	2006
Sales	$25,568	$30,379

Cost of goods sold (exclusive of expenses below)	20,704	23,318
Selling, general administrative, and other expenses	1,295	1,402
Research and development expenses	192	213
Provision for depreciation, depletion, and amortization	1,256	1,280
Restructuring and other charges	292	543
Interest expense	339	384
Other income, net	(480)	(193)

Total costs and expenses	23,598	26,947

Income from continuing operations before taxes on income	1,970	3,432
Provision for taxes on income	454	835

Income from continuing operations before minority interests’ share	1,516	2,597
Less: Minority interests’ share	259	436

Income from continuing operations	1,257	2,161

(Loss) income from discontinued operations	(22)	87

Cumulative effect of accounting change	(2)	—

NET INCOME	$1,233	$2,248

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.44	$2.49
(Loss) income from discontinued operations	(.03)	.10
Cumulative effect of accounting change	—	—

Net income	$1.41	$2.59

Diluted:
Income from continuing operations	$1.43	$2.47
(Loss) income from discontinued operations	(.03)	.10
Cumulative effect of accounting change	—	—

Net income	$1.40	$2.57

Average number of shares used to compute:
Basic earnings per common share	871,721,392	868,819,955
Diluted earnings per common share	876,897,531	874,963,528

Common stock outstanding at the end of the period	870,268,513	867,739,544

Shipments of aluminum products (metric tons)	5,459,000	5,545,000

(a)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations in 2006.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2005 (b)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$762	$506
Receivables from customers, less allowances:
$62 in 2005 and $75 in 2006	2,616	3,127
Other receivables	420	308
Inventories	3,191	3,805
Deferred income taxes	191	469
Fair value of derivative contracts	520	295
Prepaid expenses and other current assets	513	733

Total current assets	8,213	9,243

Properties, plants and equipment, at cost	25,739	29,348
Less: accumulated depreciation, depletion and amortization	13,168	14,535

Net properties, plants and equipment	12,571	14,813

Goodwill	6,108	6,166
Investments	1,370	1,722
Other assets	2,466	2,487
Deferred income taxes	1,591	1,864
Assets held for sale	1,377	979

Total assets	$33,696	$37,274

LIABILITIES
Current liabilities:
Short-term borrowings	$296	$475
Commercial paper	912	1,472
Accounts payable, trade	2,420	2,680
Accrued compensation and retirement costs	1,069	995
Taxes, including taxes on income	874	975
Other current liabilities	1,433	1,406
Long-term debt due within one year	58	843

Total current liabilities	7,062	8,846

Long-term debt, less amount due within one year	5,276	4,445
Accrued pension benefits	1,500	1,567
Accrued postretirement benefits	2,103	2,956
Other noncurrent liabilities and deferred credits	1,820	2,023
Deferred income taxes	865	753
Liabilities of operations held for sale	332	253

Total liabilities	18,958	20,843

MINORITY INTERESTS	1,365	1,800

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,720	5,817
Retained earnings	9,345	11,066
Treasury stock, at cost	(1,899)	(1,999)
Accumulated other comprehensive loss	(773)	(1,233)

Total shareholders’ equity	13,373	14,631

Total liabilities and equity	$33,696	$37,274

(b)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility, the home exteriors business and the soft alloy extrusions business as held for sale in 2006.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2005 (c)	2006
CASH FROM OPERATIONS
Net income	$1,233	$2,248
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,258	1,280
Deferred income taxes	(16)	(168)
Equity loss (income), net of dividends	35	(89)
Restructuring and other charges	292	543
Gains from investing activities – sale of assets	(406)	(25)
Provision for doubtful accounts	19	22
Loss (income) from discontinued operations	22	(87)
Minority interests	259	436
Cumulative effect of accounting change	2	—
Stock-based compensation	25	72
Excess tax benefits from share-based payment arrangements	—	(17)
Other	5	(169)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(475)	(97)
Increase in inventories	(461)	(496)
Increase in prepaid expenses and other current assets	(16)	(167)
Increase (decrease) in accounts payable and accrued expenses	631	(263)
(Decrease) increase in taxes, including taxes on income	(96)	65
Cash paid on long-term aluminum supply contract	(93)	—
Pension contributions	(383)	(397)
Net change in noncurrent assets and liabilities	(191)	(128)

CASH PROVIDED FROM CONTINUING OPERATIONS	1,644	2,563
CASH PROVIDED FROM DISCONTINUED OPERATIONS	32	4

CASH PROVIDED FROM OPERATIONS	1,676	2,567

FINANCING ACTIVITIES
Net changes to short-term borrowings	5	126
Common stock issued for stock compensation plans	72	155
Repurchase of common stock	(108)	(290)
Dividends paid to shareholders	(524)	(523)
Dividends paid to minority interests	(75)	(400)
Contributions from minority interests	—	342
Net change in commercial paper	282	560
Additions to long-term debt	278	29
Payments on long-term debt	(254)	(36)
Excess tax benefits from share-based payment arrangements	—	17

CASH USED FOR FINANCING ACTIVITIES	(324)	(20)

INVESTING ACTIVITIES
Capital expenditures	(2,116)	(3,201)
Capital expenditures of discontinued operations	(22)	(4)
Acquisition of minority interests	(176)	(1)
Acquisitions, net of cash acquired	(262)	8
Proceeds from the sale of assets	505	372
Sale of investments	1,081	35
Net change in short-term investments and restricted cash	(8)	(4)
Additions to investments	(30)	(58)
Other	(7)	12

CASH USED FOR INVESTING ACTIVITIES	(1,035)	(2,841)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(12)	38

Net change in cash and cash equivalents	305	(256)
Cash and cash equivalents at beginning of year	457	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$762	$506

(c)	Prior period financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility and the home exteriors business in discontinued operations and as held for sale, and the soft alloy extrusions business as held for sale in 2006.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	4Q05	2005	1Q06	2Q06	3Q06	4Q06	2006
Alumina:
Third-party shipments (Kmt)	1,966	7,857	2,023	2,108	2,205	2,084	8,420
Alumina production (Kmt)	3,706	14,598	3,702	3,746	3,890	3,790	15,128
Third-party sales	$561	$2,130	$628	$713	$733	$711	$2,785
Intersegment sales	$451	$1,707	$555	$515	$524	$550	$2,144
ATOI	$183	$682	$242	$278	$271	$259	$1,050
Depreciation, depletion and amortization	$44	$172	$43	$46	$47	$56	$192
Income taxes	$72	$246	$93	$112	$108	$115	$428
Equity income (loss)	$1	$—	$(1)	$—	$(2)	$1	$(2)

Primary Metals:
Third-party realized price – aluminum	$2,177	$2,044	$2,534	$2,728	$2,620	$2,766	$2,665
Third-party shipments (Kmt)	557	2,154	488	508	535	556	2,087
Aluminum production (Kmt)	900	3,554	867	882	895	908	3,552
Third-party sales	$1,281	$4,698	$1,408	$1,589	$1,476	$1,698	$6,171
Intersegment sales	$1,182	$4,808	$1,521	$1,696	$1,467	$1,524	$6,208
ATOI	$242	$822	$445	$489	$346	$480	$1,760
Depreciation, depletion and amortization	$95	$368	$96	$102	$100	$97	$395
Income taxes	$90	$307	$197	$209	$140	$180	$726
Equity income (loss)	$26	$(12)	$20	$28	$16	$18	$82

Flat-Rolled Products:
Third-party shipments (Kmt)	544	2,156	562	579	568	564	2,273
Third-party sales	$1,739	$6,836	$1,940	$2,115	$2,115	$2,127	$8,297
Intersegment sales	$29	$128	$49	$66	$65	$66	$246
ATOI	$62	$288	$66	$79	$48	$62	$255
Depreciation, depletion and amortization	$54	$217	$50	$57	$57	$55	$219
Income taxes	$30	$111	$26	$25	$19	$(2)	$68
Equity loss	$—	$—	$—	$(1)	$—	$(1)	$(2)

Extruded and End Products:
Third-party shipments (Kmt)	204	853	223	231	220	203	877
Third-party sales	$892	$3,729	$1,038	$1,165	$1,146	$1,070	$4,419
Intersegment sales	$17	$64	$23	$31	$20	$25	$99
ATOI	$(2)	$39	$—	$17	$16	$27	$60
Depreciation, depletion and amortization (1)	$30	$119	$28	$30	$29	$31	$118
Income taxes	$2	$20	$1	$8	$7	$2	$18

Engineered Solutions:
Third-party shipments (Kmt)	34	145	37	38	34	30	139
Third-party sales	$1,271	$5,032	$1,360	$1,405	$1,345	$1,346	$5,456
ATOI	$47	$203	$83	$100	$75	$73	$331
Depreciation, depletion and amortization	$42	$176	$40	$42	$43	$44	$169
Income taxes	$10	$89	$37	$44	$35	$(15)	$101
Equity income (loss)	$—	$1	$—	$—	$1	$(5)	$(4)

Packaging and Consumer:
Third-party shipments (Kmt)	40	151	40	44	39	46	169
Third-party sales	$798	$3,139	$749	$834	$815	$837	$3,235
ATOI	$20	$105	$8	$37	$24	$26	$95
Depreciation, depletion and amortization (1)	$32	$126	$31	$31	$30	$32	$124
Income taxes	$8	$50	$5	$9	$8	$11	$33
Equity income	$—	$1	$—	$—	$—	$1	$1

(1)	Segment depreciation, depletion and amortization has been adjusted from the previously reported annual amounts to reflect the movement of certain amounts to Corporate.

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	4Q05	2005	1Q06	2Q06	3Q06	4Q06	2006
Reconciliation of ATOI to consolidated net income:
Total ATOI	$552	$2,139	$844	$1,000	$780	$927	$3,551
Unallocated amounts (net of tax):
Impact of LIFO (2)	(56)	(99)	(36)	(49)	(19)	(66)	(170)
Interest income	14	42	11	10	23	14	58
Interest expense	(51)	(220)	(60)	(63)	(66)	(61)	(250)
Minority interests	(80)	(259)	(105)	(124)	(109)	(98)	(436)
Corporate expense	(88)	(312)	(89)	(82)	(64)	(82)	(317)
Restructuring and other charges	(18)	(197)	(1)	6	2	(386)	(379)
Discontinued operations	13	(22)	(6)	(5)	(3)	101	87
Other (2)	(62)	161	50	51	(7)	10	104

Consolidated net income	$224	$1,233	$608	$744	$537	$359	$2,248

(2)	Certain amounts have been reclassified to Other so that this line reflects only the impact of LIFO.

Prior periods’ segment information has been reclassified to reflect the movement of the Hawesville, KY automotive casting facility and the home exteriors business to discontinued operations in 2006.

The difference between certain segment financial information totals and consolidated financial information is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

2006 Bloomberg Return on Capital (1)		2006 Bloomberg Return on Capital, Excluding Growth Investments (1)
Net income	$2,248	Net income	$2,248
Minority interests	436	Minority interests	436
Interest expense (after tax)	291	Interest expense (after tax)	291

Numerator (sum total)	$2,975	Numerator (sum total)	$2,975

		Russia and Bohai net loss	74

		Adjusted net income	$3,049

Average Balances		Average Balances
Short-term borrowings	$386	Short-term borrowings	$386
Short-term debt	451	Short-term debt	451
Commercial paper	1,192	Commercial paper	1,192
Long-term debt	4,861	Long-term debt	4,861
Preferred stock	55	Preferred stock	55
Minority interests	1,583	Minority interests	1,583
Common equity (2)	13,947	Common equity (2)	13,947

Denominator (sum total)	$22,475	Denominator (sum total)	$22,475

		Capital projects in progress and Russia and Bohai capital base	(3,655)

		Adjusted capital base	$18,820

Return on capital	13.2%	Return on capital, excluding growth investments	16.2%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on a trailing four quarters. Average balances are calculated as (December 2005 ending balance + December 2006 ending balance) divided by 2.
(2)	Calculated as total shareholders’ equity, less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

2005 Bloomberg Return on Capital (3)		2005 Bloomberg Return on Capital, Excluding Growth Investments (3)
Net income	$1,233	Net income	$1,233
Minority interests	259	Minority interests	259
Interest expense (after tax)	261	Interest expense (after tax)	261

Numerator (sum total)	$1,753	Numerator (sum total)	$1,753

		Russia and Bohai net loss	71

		Adjusted net income	$1,824

Average Balances		Average Balances
Short-term borrowings	$279	Short-term borrowings	$279
Short-term debt	58	Short-term debt	58
Commercial paper	771	Commercial paper	771
Long-term debt	5,309	Long-term debt	5,309
Preferred stock	55	Preferred stock	55
Minority interests	1,391	Minority interests	1,391
Common equity (4)	13,282	Common equity (4)	13,282

Denominator (sum total)	$21,145	Denominator (sum total)	$21,145

		Capital projects in progress and Russia and Bohai capital base	(1,913)

		Adjusted capital base	$19,232

Return on capital	8.3%	Return on capital, excluding growth investments	9.5%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(3)	The Bloomberg Methodology calculates ROC based on a trailing four quarters. Average balances are calculated as (December 2004 ending balance + December 2005 ending balance) divided by 2.
(4)	Calculated as total shareholders’ equity, less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

	Quarter ended
Days of Working Capital	December 31, 2005	September 30, 2006	December 31, 2006

Receivables from customers, less allowances	$2,616	$3,152	$3,127
Add: Inventories	3,191	3,848	3,805
Less: Accounts payable, trade	2,420	2,518	2,680

Working Capital	$3,387	$4,482	$4,252

Sales	$6,536	$7,631	$7,840

Days of Working Capital	47.7	54.0	49.9

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

	Net Income					Diluted EPS
	Quarter ended			Year ended		Quarter ended			Year ended
	4Q06	4Q05	3Q06	2006	2005	4Q06	4Q05	3Q06	2006	2005
Net income	$359	$224	$537	$2,248	$1,233	$0.41	$0.26	$0.61	$2.57	$1.40
Cumulative effect of accounting change	—	2	—	—	2
Income (loss) from discontinued operations	101	13	(3)	87	(22)

Income from continuing operations – including restructuring and other charges	258	213	540	2,161	1,257	0.29	0.24	0.62	2.47	1.43
Restructuring and other charges	386	18	(2)	379	197

Income from continuing operations – excluding restructuring and other charges	$644	$231	$538	$2,540	$1,454	0.74	0.26	0.62	2.90	1.66

Income from continuing operations – excluding restructuring and other charges is a non-GAAP financial measure. The following matters should be considered when evaluating this non-GAAP financial measure:

•	Alcoa reviews the operating results of its businesses excluding the impacts of restructurings and discontinued operations. Excluding the impacts of these items can provide an additional basis of comparison. Management believes that these items are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes these items should be considered in order to compare past, current, and future periods.

•	The economic impacts of the restructuring charges are described in a footnote to Alcoa’s financial statements. Generally speaking, charges associated with restructurings include cash and non-cash charges and are the result of employee layoff, plant consolidation of assets, or plant closure costs. These actions are taken in order to achieve a lower cost base for future operating results.

•	Restructuring charges and discontinued operations are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about restructurings and discontinued operations.

•	There can be no assurance that additional restructurings and discontinued operations will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations excluding restructuring and other charges.